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                            NONCOMPETITION AGREEMENT



        THIS NONCOMPETITION AGREEMENT is being executed and delivered as of June 23, 1999 by David M. Connell ("Stockholder") in favor of and for the benefit of COMPUWARE CORPORATION, its subsidiaries and affiliates ("Compuware"), and Data Processing Resources Corporation ("DPRC").

                                    RECITALS

        A. As an employee and Stockholder of DPRC, Stockholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of DPRC (including confidential information relating to DPRC and Compuware and its operations, assets, contracts, customers, personnel, plans and prospects).

        B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, DPRC is entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is anticipated that Compuware will acquire DPRC (the "Acquisition").

        C. In connection with the Acquisition and to more fully secure unto Compuware the benefits of the Acquisition, Compuware has requested that Stockholder enter into this Noncompetition Agreement.



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        In consideration of the foregoing, Stockholder agrees as follows:

        1. ACKNOWLEDGMENTS BY STOCKHOLDER. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Compuware's business and Compuware's legitimate interests in its acquisition of DPRC (including DPRC's goodwill) pursuant to the Merger Agreement.

        2. NONCOMPETITION. During the period commencing on the Effective Time (as defined in the Merger Agreement) and ending on the later of (i) the first anniversary of the Effective Time or (ii) the first anniversary of the termination of Stockholder's employment with Compuware or DPRC, as the case may be (the "Restriction Period"), Stockholder shall not, without Compuware's consent, be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, investor or lender, consultant, advisor or manager of or to, acquire or hold any interest in, or permit Stockholder's name to be used in connection with any person or entity that engages in any business entity which is directly competitive with any business of DPRC on the Effective Time or the professional services business of Compuware at the time of termination of your employment (the "Competitive Business"); provided, however, that nothing in this Section 2 shall prevent Stockholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if such shares are actively traded on an established national securities market in the United States. Under this Noncompetition Agreement, Stockholder's employment with Compuware or DPRC, as the case may be, shall be deemed to terminate at such time that Stockholder is neither a full-time nor a part-time employee of Compuware.

        3. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and DPRC or Compuware, on the other.

        4. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Compuware and DPRC shall be entitled (in addition to any other remedy that may be available to them) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Compuware nor any other person or entity shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

        5. NON-EXCLUSIVITY. The rights and remedies of Compuware and DPRC hereunder are not exclusive of or limited by any other rights or remedies which Compuware or DPRC may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Compuware and DPRC hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Stockholder's obligations or the rights of Compuware or DPRC (or any affiliate of Compuware or DPRC) under the terms of any other agreement between Stockholder and Compuware or DPRC or any affiliate of Compuware or DPRC.



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        6. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder, DPRC or Compuware under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 6):



              IF TO COMPUWARE/DPRC:         Compuware Corporation
                                            President
                                            31440 Northwestern Highway
                                            Farmington Hills, MI 48334
                                            Faxsimile:  248-737-7690


                 IF TO STOCKHOLDER:         Date Processing Resources
                                            Corporation
                                            18301 Von Karman Avenue, Suite 600
                                            Irvine, California 92612
                                            Attention:  David M. Connell
                                            Facsimile:  949-752-1190

        7. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability or such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement is separable from every other part of such provision.

        8. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

        9. WAIVER. No failure on the part of Compuware or DPRC to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Compuware or DPRC in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Compuware nor DPRC shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.



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        10. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

        11. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to DPRC and Compuware such instruments and other documents and shall take such other actions as Corporation and Compuware may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

        12. ENTIRE AGREEMENT. This Noncompetition Agreement sets forth the entire understanding of Stockholder, DPRC and Compuware relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

        13. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Compuware and Stockholder.

        14. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Either Compuware or DPRC may assign its rights under this Noncompetition Agreement in whole or in part, without the consent or approval of the Stockholder or any other person or entity, in connection with
(A) the sale of Compuware or DPRC, or (B) the sale or other transfer of all or a substantial part of the assets or business of Compuware or DPRC.

        15. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against any party to this Noncompetition Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        16. EFFECTIVE TIME. This Noncompetition Agreement shall become effective on the Effective Time and shall have no force or effect if the Effective Time does not occur.

        17. BINDING NATURE; INTERPRETATION OF THIS AGREEMENT. Subject to Section 16, this Noncompetition Agreement will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Compuware and DPRC and their respective successors and assigns. The parties agree that this Noncompetition Agreement shall not be interpreted against either party solely because this Noncompetition Agreement was drafted by attorneys for Compuware.



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        IN WITNESS WHEREOF, the parties here executed this Noncompetition
Agreement as of the date first above written.



                                            /s/  David M. Connell
                                            ------------------------------------
                                               DAVID M. CONNELL

                                            /s/  Phyllis Recca
                                            ------------------------------------
                                               COMPUWARE CORPORATION


                                            /s/  Mary Ellen Weaver
                                            ------------------------------------
                                                       DPRC



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